Exhibit 10.14

PMCM, LLC

110 Chadds Ford Commons
Chadds Ford, PA 19317
610-358-4700
Fax 610-358-9377
www.phoenixmanagement.com

Vincent J. Colistra
Managing Director

June 11, 2003

J.H. Campbell, Jr.
Chairman of the Board
Piccadilly Cafeterias, Inc.
3232 South Sherwood Forest Blvd.
Baton Rouge, LA 70816

Dear Mr. Campbell:

This letter amends and restates the letter agreement dated May 5, 2003 between PMCM, LLC (“PMCM”) and Piccadilly Cafeterias, Inc. (the “Company”) for the engagement of PMCM to provide crisis management services by making available certain temporary employees to the Company for the purpose of assisting in its restructuring as described below (the “Agreement”). You have requested that PMCM modify its engagement a second time as set forth herein, and PMCM is willing to do so. Generally, the engagement of PMCM, including any PMCM employees who serve in Executive Officer positions, shall be under the approval of the Board of Directors of the Company (the “Board of Directors”). (The letter agreement in the form prior to this amendment and restatement shall continue to govern for periods prior to the date hereof.)

Scope of Services.

Officers. In connection with this engagement, PMCM shall provide crisis management and restructuring services to the Company through the individuals set forth on Exhibit A, herein referred to as the “Temporary Staff Officers” or “Officers,” subject to the terms and conditions of this letter, with the titles and other descriptions set forth therein. PMCM will provide Vincent J. (Vince) Colistra, who will be in charge of this engagement and shall act as Chief Restructuring Advisor (“CRA”) of the Company and John G. (Jack) McGregor, who will serve as the Company’s interim Chief Executive Officer (“Interim CEO”); and Daphne Corry, who will serve as the Company’s interim Treasurer (“Interim Treasurer”) and collectively with the CRA and the Interim CEO, the “Temporary Staff Officers” or “Officers”) as well as, upon the mutual agreement of PMCM and the Board of Directors, such additional personnel as are necessary to assist in the performance of the tasks set forth in clause 1.b below (the “Additional Temporary Staff Officers” or “Additional Officers”). Each of the Officers and any Additional Officers shall be designated by the Company as officers. Upon such designation for an Additional Officer, he or she shall also be included with the defined term “Officers”; provided however, that in the event that the Company files for protection under the bankruptcy code, that the Company shall promptly file with the United States Bankruptcy Court having jurisdiction over its chapter 11 case (the “Bankruptcy Court”), with notice to the United States Trustee, the Creditors Committee appointed in the chapter 11 case of the Company and the Trustee for each of the outstanding series of securities of the Company, properly certified resolutions demonstrating the appointment or other certificate or attestation from a director or officer of the Company stating that the appointment has occurred in compliance with the requisite corporate formalities. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Messrs. Colistra, McGregor and Ms. Corry, and any other Additional Officers will assist the Company in evaluating and implementing strategic and tactical options through the restructuring process.

Tasks

It is anticipated that the Officers’ activities shall include the following:

Analyze the Company’s business plan, financial projections, cash flows, short-term liquidity projections and ongoing cash requirements and projected store-by-store profitability prepared by Technomics and by the management of the Company.

Assess the Company’s plan for closure of underperforming cafeterias in conjunction with the analysis developed by RCS and by the management of the Company.

Assist the Company’s management in its communications with the Company’s lenders, including preparation of formal presentations to and meetings with Foothill Capital Corporation (“Foothill”) and the Bondholders with an objective of obtaining their support for an out-of-court restructuring plan (the “Restructuring Plan”).

Based on completing the tasks detailed in 1b. above, provide the Board of Directors with a candid assessment (the “Assessment”) of the Company’s financial and operational viability given the Company’s:

Current and projected short and longer term cash requirements to implement the Restructuring Plan;

Ability to secure the continued support of Foothill and the Bondholders in a probable “covenant default” situation;

Projected pro forma EBITDA on a “Going Forward Scenario” based on a core of restaurants, after considering the cost of closing the unprofitable locations and terminating the leases involved;

Projected “footprint and model” for the remaining cafeteria chain under the Restructuring Plan.

In conjunction with the Assessment, outline for the Board of Directors the Company’s options for maximizing shareholder value, including the likelihood of completing the Restructuring Plan within the framework of an out-of-court restructuring or whether a bankruptcy filing will be required to achieve the optimum results for the Company.

Provide the Board of Directors with our assessment of the Company’s current management team, and if requested, assist the Board in identifying and screening potential candidates to fill the CEO position on a permanent basis.

If requested by the Board of Directors, assist the Company in a search for new equity partners or any outright purchaser.

Provide regular updates to the entire Board of Directors and/or the Executive Committee and/or the Chairman.

Take all actions customarily required of a chief executive officer of a public company relative to the Company’s filings with the Securities and Exchange Commission and the listing of its shares on the American Stock Exchange.

Preparing for and, if necessary, executing a bankruptcy filing, including:

Developing a Plan of Reorganization (a “Plan”) or an asset sale pursuant to section 363 of the Bankruptcy Code (the “363 Auction Process”);

If a Plan is pursued, assist the Company in preparing all the necessary business plans, financial forecasts, and financing requirements in order to assure that any Plan has the highest likelihood of resulting in a successful business model;

Assist the Company in preparing for and making presentations at meetings with representatives of its secured and unsecured creditors so that the Plan can be openly discussed and developed in a manner that can suit the needs of all of the Company’s constituents;

If a 363 Auction Process if pursued, develop an Informational Memorandum, prepare a data room for due diligence, identify potential interested parties, coordinate the due diligence process and work as buffer between management and interested parties during the due diligence process to minimize disruptions to daily operations, assist in negotiating the terms of a proposed asset purchase agreement prior to the filing with the objective of maximizing value for all the constituents in the case;

Assist with the preparation of the various financial reporting requirements that are typical in any bankruptcy proceeding. In this capacity, the Temporary Staff Officers will assist in the development of the analyses required by the U.S. Bankruptcy Court, the Office of the U.S. Trustee, and any reasonable requests made by the Company’s secured and unsecured creditors. The Temporary Staff Officers will also assist the Company with developing the appropriate level of monthly reporting that will be necessary to satisfy the requirements of the Office of U.S. Trustee;

Develop a thirteen week cash flow forecast in anticipation of negotiating either use of “Cash Collateral” or a “DIP” facility with Foothill;

Develop and maintain a “Scorecard” to monitor and report to the various constituents the key value drivers of the thirteen week cash flow;

Work with restructuring counsel to prepare all necessary first day motions, prepare Schedules and Statements of Financial Affairs to accompany the first day filings, work with Claims agent regarding pre-filing obligations, and assist management in the preparation of the post filing Monthly Operating Reports (MORs);

Provide testimony in any Chapter 11 proceeding as needed.

Jack McGregor will act as Interim CEO. The Temporary Staff Officers expected to be provided as of the date of this letter along with the nature of their commitment to the Company is set forth on Exhibit A, unless PMCM and the Company agree to modify the terms of this agreement. We will keep you informed as to our staffing and will not add additional Temporary Staff Officers to the assignment without first consulting with you to obtain your concurrence that such additional resources are required and do not duplicate the activities of other employees or professionals.

Fees for Services Rendered. PMCM shall charge the following fees for providing crises management and restructuring services through the Temporary Staff Officers to the Company. The fees shall be invoiced weekly and shall be payable on receipt. The Temporary Staff Officers may be assisted by other professionals at various levels, (Additional Temporary Staff Officers), as the tasks require, who would also become Temporary Staff Officers.

With regard to the Interim CEO position to the filled by Jack McGregor, and as per your request, we would charge a flat weekly fee of $15,000. If you assume an average workweek of fifty hours for Mr. McGregor, this represents a discount of approximately 20% from Jack’s normal hourly rate. The flat fee amount will be inclusive of travel time, representing a further discount from our normal pricing. With regard to the Chief Restructuring Advisor position to the filled by Mr. Colistra, and as per your request, we would charge a flat weekly fee of $2,500 for up to eight billable hours. This represents a discount of approximately 20% from Vince’s already discounted hourly rate. Any billable hours above the initial eight hours will be billed at Vince’s normal rate of $395/hour. With regard to the Interim Treasurer function which was filled effective June 4, 2003 by Daphne Corry, and again, as per your request, we would charge a flat weekly fee of $10,000, which represents a 20% discount from Daphne’s already discounted hourly rate if you assume an average workweek of fifty hours. At any time, the Chairman of the Board can notify PMCM that the services of Ms. Corry are no longer required, following which no further compensation for her services will be due.

With regard to Additional Temporary Staff Officers who may be required to support Jack’s efforts, we have discounted our standard hourly fees by approximately 7-10% as follows:

Senior Managing Director	$425/hour
Managing Director	$395/hour
Director	$340/hour
Associates	$250/hour
Analysts	$220/hour

The Company shall pay all expenses incurred in connection with services related to the engagement (e.g. actual out-of-pocket expenses such as travel, meals and living expenses incurred in connection with the engagement). In addition, as compensation for the administrative and support time and expenses typically incurred (e.g. fax, computer, e-mail, administrative staff time, liability insurance, etc.) we will bill a weekly fee of $500. The weekly invoices referred to above will include such reimbursable expenses.

The temporary Staff Officers shall bill the Company for one-half of the travel time spent by PMCM personnel provided to the Company pursuant to this Agreement (other than Jack McGregor, Vince Colistra and Daphne Corry) while traveling to or from the Company’s headquarters or any other Company location (“Travel Time”). Travel Time will be (i) commuting time measured from the time PMCM personnel leave the location from which he or she departs until arrival at the Company designated location, (ii) billed at one-half the rate charged by PMCM for each specified personnel as referenced above, (iii) payable at the same time other fees and expenses are payable to PMCM pursuant to this Agreement. PMCM shall notify the Company prior to adding Additional Temporary Staff Officers other than Messrs. Colistra, McGregor and Ms. Corry.

Failure of the Company to promptly pay amounts due for services rendered or for reimbursement of expenses shall constitute justification for PMCM to terminate this Agreement upon five days’ written notice.

The Company has already provided PMCM with Seventy-Five Thousand Dollars ($75,000) as a retainer. The retainer is not to be applied or credited to amounts due from the Company but will be returned to the Company once all amounts due hereunder are paid in full. The Company hereby grants a security interest in the retainer to PMCM to secure payment of all amounts due hereunder and expressly authorizes PMCM to pay itself any amounts past due from the retainer. The Company acknowledges and agrees that this security interest is perfected by virtue of PMCM’s possession of the retainer.

Contingent Fees: The Company agrees and acknowledges that in addition to the compensation set forth above, it is both standard and reasonable for PMCM to be entitled to earn a contingent fee given the expanded scope of the engagement as described herein. Accordingly, the Company agrees to pay PMCM a contingent fee (the “Contingent Fee”) of either: (i) $1 million if the Company completes an out-of-court restructuring or sale of a majority of the assets; (ii) $750,000 if PMCM is successful in arranging the sale of a majority of the Company’s assets pursuant to Section 363 of the Bankruptcy Code or pursuant to a court approved Plan of Reorganization; (iii) $250,000 if the Company executes a bankruptcy filing and a Plan of Reorganization is confirmed that does not include the sale of the majority of the Company’s assets. In determining the amount of the Contingent Fee payable to PMCM, 20% of the billable fees over and above the aforementioned eight hours paid to Mr. Colistra post filing will be credited against the applicable Contingent Fee. In addition, the Company may offset any portion of the retainer payment discussed above that has not been applied to other charges and expenses of the assignment.

Notwithstanding the foregoing, in the event a Bankruptcy Restructuring is consummated pursuant to (i) a pre-packaged Plan of Reorganization, the Contingent Fee payable to PMCM shall be deemed earned in full upon the receipt by the Company of the votes necessary to confirm the Plan of Reorganization (whether through cram down or otherwise) prior to the filing of the Chapter 11 case; or (ii) a Plan of Reorganization other than a pre-packaged, pre-arranged or pre-negotiated plan, the Contingent Fee payable to PMCM shall be deemed earned in full upon the entry of a Final Order by the Bankruptcy Court awarding and authorizing the payment of all or any portion of the Contingent Fee to PMCM to the extent approved by the Bankruptcy Court. In the event of any Bankruptcy Restructuring, the Contingent Fee must be approved by the Bankruptcy Court and the Contingent Fee shall be paid only after the entry of a Final Order by the Bankruptcy Court awarding and authorizing the payment of all or any portion of the Contingent Fee to PMCM to the extent approved by the Bankruptcy Court. The Company shall use its best efforts to provide for the payment of any Contingent Fee in full in any Plan submitted by the Company for confirmation in a Bankruptcy Proceeding.

Independent Contractor. The parties intend that an independent contractor relationship will be created by this agreement. As an independent contractor, PMCM will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, as an independent contractor, neither the Temporary Staff Officers nor PMCM will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension, or social security benefits, workers’ compensation, disability, unemployment insurance benefits, or any other employee benefits. PMCM will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business. Temporary Staff Officers will not be considered employees of the Company except for purposes of this agreement. While rendering services to the Company, the Temporary Staff Officers may continue to work with other personnel at PMCM in connection with unrelated matters, which will not unduly interfere with services pursuant to this engagement. With respect to the Company, however, the Temporary Staff Officers shall operate under the direction of the Board.

PMCM is not to be considered an employee or agent of the Company and the employees of PMCM are not entitled to any of the benefits that the Company provides for the Company’s employees. The Company also agrees not to solicit, recruit or hire any employees or agents of PMCM for a period of two years subsequent to the completion and/or termination of this Agreement.

Work Performed. The Temporary Staff Officers’ work for the Company will be performed on a “level-of-effort” basis, that is, the depth of our analyses and extent of our authentication of the information on which our advice to the Company and the Board will be predicated, may be limited in some respects due to the extent and sufficiency of available information, time constraints dictated by the circumstances of our engagement, and other factors. Moreover, we do not contemplate examining any such information in accordance with generally accepted auditing or attestation standards. Rather, it is understood that, in general, we are to rely upon information disclosed or supplied to us by employees and representatives of the Company without audit or other detailed verification of its accuracy and validity. The Company acknowledges that it is hiring the Temporary Staff Officers purely to assist the Company and its Board of Directors in the management and restructuring of the Company. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS, or other such state and national professional bodies.

Reports. PMCM will submit oral and/or written reports at the request of the Board, summarizing our evaluations and analyses based on our work pursuant to this Agreement. Our reports will encompass only matters that come to our attention in the course of our work and are significant in relation to the objective of our engagement. However, because of the time and scope limitations implicit in our engagement and the related limitations on the depth of our analyses and the extent of our verification of information, we may not discover all such matters or perceive their significance. Accordingly, we will be unable to and will not provide assurances in our reports concerning the integrity of the information used in our analyses and on which our findings and advice to the Company and the Board may be based. In addition, we have no obligation to and will not update our reports or extend our activities beyond the scope set forth herein unless the Board requests and we agree to do so.

Disclosures. PMCM is a newly formed Delaware limited liability Company that provides crises management and restructuring services and temporary employees to staff crisis management and restructuring engagements. Its affiliate, Phoenix Management Services, Inc. (“Phoenix”) performs various functions, including, inter alia, financial advisory and consulting services. Phoenix has represented, and will in the future represent, many different clients with various business interests in numerous industries. These clients are often referred to or are likely to be referred to PMCM and/or Phoenix by intermediaries such as lawyers, investment bankers, lenders and accountants (“Referral Sources”). In undertaking the engagement on behalf of the Board, PMCM’s objective is to provide services for the Company and the Board to the best of its ability, but without precluding PMCM or Phoenix from representation of other clients or from accepting referrals from or making referrals to Referral Sources. Since PMCM wants the Board to be comfortable with the retention of PMCM in light of other client and Referral Sources relationships, PMCM makes the following disclosures, based on the information provided by the Company, of parties with an interest in the engagement:

Foothill Capital Corporation (“Foothill”) is or likely will be a referral source to Phoenix and/or PMCM and Phoenix and/or PMCM have or will refer business to Foothill. Currently, Foothill is not a lender to any Phoenix or PMCM client.

Wells Fargo Business Credit (“Wells Fargo”), an affiliate of Foothill, has been or may in the future be a referral source to Phoenix and/or PMCM and Phoenix and/or PMCM have or may refer business to Wells Fargo. Currently, Wells Fargo is not a lender to any Phoenix or PMCM client.

PMCM agrees to update the disclosure information from time to time if and when additional parties with an interest in or a relationship with the Company come to the attention of PMCM. The Company reserves the right to voice an objection to any proposed engagement by PMCM that would unreasonably interfere with PMCM’s ability to discharge its responsibilities hereunder, or present a material conflict of interest. As a specific condition to PMCM’s undertaking this engagement, the Board acknowledges the potential conflicts of interest inherent in the above disclosures and waives any breach of fiduciary duty or similar claim related to such disclosures.

Legal Proceedings. If after the termination of the engagement PMCM is requested and agrees or is required to participate in any manner in legal or administrative proceedings regarding the Company, compensation shall be paid to PMCM for its time at the then current hourly rates. For individuals no longer employed by PMCM at the time of such participation, payment shall be made to such individuals directly or to their employers, as applicable.

Confidentiality. During the term of the engagement and for a period of twelve months thereafter, PMCM shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company or which PMCM shall obtain knowledge of by reason of the engagement, including, without limitation, trade secrets, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plan or strategies, technical processes and other research projects. PMCM shall not, except in connection with the performance of its duties hereunder, disclose any such information to anyone outside the Company, other than to PMCM’s legal counsel, as required by applicable law (provided prior written notice thereof is given by PMCM to the Company) or with the Company’s prior written consent, which shall not be unreasonably withheld or delayed, nor shall PMCM purchase or sell any securities of the Company at any time. The obligations of PMCM in this paragraph shall not apply to information which is (i) known generally to the public; (ii) known to PMCM prior to the date of this Agreement; (iii) lawfully disclosed to PMCM by a third party; (iv) generally known in the industry in which the Company is engaged; or (v) required by law to be disclosed by PMCM, in which event PMCM shall provide the Company with prompt notice thereof.

The Company shall not, except as required in the conduct of its business, disclose any work product to any third party other than the Company’s lenders, attorneys and advisors or as otherwise required by law, without the prior written consent of PMCM, which consent shall not be unreasonably withheld or delayed.

Indemnification. The Company shall indemnify PMCM, its principals, employees and agents, and the Temporary Staff Officers to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the Temporary Staff Officers. Attached hereto for execution is a Consent, Release, and Indemnification. The Company agrees to execute such Consent, Release, and Indemnification contemporaneous with executing the Agreement, and warrants that the most favorable indemnification the Company extends to its officers or directors provides indemnification as or greater than the indemnification provision in the Consent, Release, and Indemnification.

Prior to commencing this engagement, the Company will confirm that its existing insurance policy adequately covers each of the Temporary Staff Officers as an officer under the Company’s existing director and officer liability insurance policy in order to insure that the Interim CEO will be able to perform and execute those actions customarily required of a chief executive officer of a public company relative to the Company’s filings with the Securities and Exchange Commission and the listing of its shares on the American Stock Exchange. In the event any of the Temporary Staff Officers shall have the right to assert a claim for indemnification for which they are also direct insured parties under the Company’s director and officer liability insurance policy, if and for so long as the Company is a debtor-in-possession in its chapter l1 case, and provided that a final, nonappealable order of the Bankruptcy Court shall have been entered permitting payment from the insurance providers to the Temporary Staff Officers, the Temporary Staff Officers will not make a demand for payment from the Company if and to the extent they are able to obtain payment in cash in full from the insurance provider promptly upon making a request for payment; provided that the foregoing is intended solely as an agreement as to the sequence by which the Temporary Staff Officers make demand for payment for their indemnification claims and shall not limit or affect any of the Company’s indemnity obligations to the Temporary Staff Officers or require the Temporary Staff Officers to collect payment by legal or equitable process from the insurance provider or be construed to affect the Temporary Staff Officer’s rights or the Company’s obligations in any manner which may adversely affect either the Company’s or the Temporary Staff Officer’s rights under the insurance policy, nor shall it affect the Temporary Staff Officer’s right to assert an administrative expense claim for the indemnity obligations. To the extent available at a commercially reasonable cost, the Company shall also maintain any such insurance coverage for each of the

Temporary Staff Officers for a period of not less than two years following the date of the termination of such Temporary Staff Officer’s services hereunder, through the purchase of a “tail” policy or otherwise. The provisions in this section 9 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect any of the Temporary Staff Officer’s rights hereunder. Neither termination of this Agreement nor the engagement shall affect the obligations in this paragraph, all of which shall survive termination.

Use of Name. The Company agrees that following completion of PMCM’s engagement, PMCM and/or its affiliates shall have the right to use the Company’s name and logo in a description of the services provided by PMCM under the Agreement after obtaining written consent from the Company.

Applicable Law. The Agreement shall be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws.

Termination. The Company and/or PMCM, upon ten (10) days prior written notice, may terminate this Agreement, with or without cause. In the event of such termination, the Company shall pay to PMCM all amounts accrued or due under this Agreement through the date of termination that - have not been previously paid. For purposes of this Agreement, the Contingent Fee referenced in Section 2 shall be deemed to have accrued and due prior to termination of this Agreement if the Company has entered into a definitive agreement to sell its assets, or a definitive merger agreement, prior to the date this agreement is terminated.

Entire Agreement, Waiver, Modifications and Notices. This Agreement, including any Exhibits, constitutes the final and complete expression of the parties with respect to its subject matter and supersedes and replaces any other written or oral agreement or understanding between the parties. This Agreement may be amended, modified, supplemented or waived only by a written instrument signed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature. All notices, demands or other communications which are required or are permitted to be given in this Agreement shall be in writing and shall be deemed to have been sufficiently given (i) upon personal delivery, (ii) the third business day following due deposit in the United States mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed or (iii) when receipt is acknowledged if sent via facsimile transmission. Notices to you shall be sent to the address set forth on page one of this Agreement. Notices to PMCM shall be sent to the address set forth below:

PMCM, LLC

Attention: Officer Manager

110 Chadds Ford Commons

Chadds Ford, PA 19317

Phone (610) 358-4700

Fax (610) 358-9377

Either party may give written notice of a change of address by certified mail, return receipt requested, and after notice of such change has been received, any notice shall be given to such party in the manner above described at such new address.

Bankruptcy. In the event the Company seeks protection under the U.S. Bankruptcy Code, the Company agrees that it will promptly apply to the Bankruptcy Court to obtain approval of our retention and retainer nunc pro tunc to the date of filing.

Expiration of Offer. If this Agreement is not executed within seven days from its issue date, PMCM reserves the right to amend or revoke the terms after such date.

If you agree to the terms and conditions set forth above, please indicate your acceptance and approval by signing this letter and our standard Indemnification Agreement in the appropriate spaces and on the duplicate copy attached. Please return one fully executed original to the undersigned for our files.

PMCM looks forward to serving you in this important matter.

Yours very truly,

PMCM, LLC

Vincent J. Colistra
Managing Director

Agreed and Accepted on behalf of:

Piccadilly Cafeterias, Inc.

By:

J.H. Campbell, Jr. Chairman of the Board of Directors

Date: June _____, 2003

CONSENT, RELEASE, AND INDEMNIFICATION

Whereas, Piccadilly Cafeterias, Inc, (“Piccadilly” or the “Company”) has agreed to utilize the services of PMCM, LLC (“PMCM”) pursuant to the terms of that engagement letter dated June 11, 2003, whereby PMCM will provide crisis management and restructuring services through certain temporary employees (“Temporary Employees”) of the Company to assist in its restructuring, and PMCM has agreed to accept such engagement in consideration of, among other things, the covenants and commitments of Piccadilly set forth below.

Piccadilly acknowledges that the services provided by PMCM are not an exact science and that the amelioration of the Company’s business and financial condition are subject to many factors beyond the control of PMCM and that without the following commitments and agreements by Piccadilly, PMCM would not enter into this agreement.

In consideration of PMCM’s agreement to perform crisis management and restructuring services through the Temporary Employees under the Agreement, who will work diligently and in good faith, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Piccadilly hereby (a) releases and waives any and all claims which it may now or in the future have against PMCM, its principals, employees, officers, directors, agents or representatives, and the Temporary Employees (the “Indemnified Parties”) arising under the Agreement and (b) agrees to indemnify, hold harmless and defend the Indemnified Parties from and against any and all liabilities, costs, expenses, damages, claims, demands, suits or actions or causes of action brought by any director, officer, employee, shareholder, customer, representative or vendor of Piccadilly or any of its affiliates and shall reimburse the Indemnified Parties for all costs, expenses and damages (including attorney’s fees) incurred by the Indemnified Party to investigate, defend, prepare for, or contest any such claim, liability, demand or action. The foregoing release and indemnity shall not apply if it is judicially determined that such claims, damages, liabilities and expenses resulted from the willful misconduct or gross negligence of the Indemnified Party.

This instrument, and Piccadilly’s obligations hereunder, shall survive the termination of the Agreement until all of Piccadilly’s obligations have been satisfied or discharged in full. Any trustee, individual or entity who succeeds to the assets, properties, liabilities, shares or business of Piccadilly shall be deemed to have assumed the legal commitment to satisfy, perform and discharge all of the Company’s obligations hereunder.

Intending to be legally bound hereby, the undersigned, having been duly authorized by the Board of Piccadilly, have set their hands and seal this       day of June 2003.

WITNESSES:	PICCADILLY CAFETERIAS, INC.

By:

J. H. Campbell, Jr.
Chairman of the Board of Directors
	Date:	June 11, 2003

EXHIBIT A

Temporary Employees

Commitment
Name	Description	Full[1] or Part Time

Vincent J. Colistra John G. McGregor Daphne Corry	Chief Restructuring Advisor Interim CEO Interim Treasurer	Part Time Full Time Full Time

(1)	Full time is defined as substantially full time.